Exhibit 21.1

Subsidiaries of Golfsmith International Holdings, Inc.

	State or Other Jurisdiction of	Name Under Which
Name	Incorporation or Organization	Does Business
Golfsmith International, Inc.	Delaware	N/A
Golfsmith GP Holdings, Inc.	Delaware	N/A
Golfsmith GP, L.L.C.	Delaware	N/A
Golfsmith Delaware, L.L.C.	Delaware	N/A
Golfsmith Canada, L.L.C.	Delaware	N/A
Golfsmith Europe, L.L.C.	Delaware	N/A
Golfsmith USA, L.L.C.	Delaware	N/A
Golfsmith NU, L.L.C.	Delaware	N/A
Golfsmith Licensing, L.L.C.	Delaware	N/A
Golfsmith International, L.P.	Delaware	N/A
Don Sherwood Golf Shop	California	Don Sherwood Golf and Tennis World